Exhibit 99.1
Media Contact: Ben Kiser, 402.458.3024
Investors Contact: Phil Morgan, 402.458.3038
Nelnet Reports Second Quarter 2009 Results
LINCOLN, Neb., August 10, 2009 — Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the second quarter of 2009 of $8.2 million, or $0.16 per share, compared with $43.7 million, or $0.88 per share, for the second quarter of 2008. Base net income for the second quarter of 2009 was $29.7 million, or $0.60 per share, compared with $26.5 million, or $0.54 per share, in the second quarter of 2008. Base net income excludes discontinued operations and restructuring, impairment, and certain liquidity related charges.
GAAP net income for the first six months of 2009 was $33.7 million, or $0.68 share, compared with a GAAP net loss of $26.1 million, or $0.53 per share, for the first six months of 2008. Base net income excluding discontinued operations and restructuring, impairment, and certain liquidity related charges for the first six months of 2009 was $62.2 million, or $1.26 per share, compared to $41.8 million, or $0.85 per share, for the first six months of 2008.
Other income for the first and second quarters of 2009 includes a pre-tax gain of $8.1 million and $5.8 million, respectively, from the company’s purchase of unsecured debt.
“Through the first half of 2009, we are pleased with our results and the progress we are making towards achieving our 2009 objectives of increasing and diversifying our fee-based businesses, managing operating expenses, maximizing the value of our student loan portfolio, improving liquidity, and reducing our operating debt,” said Mike Dunlap, Chairman and Chief Executive Officer of Nelnet. “Meeting these objectives will be important to our long-term success and to our ongoing transformation to a company focused on providing education-related processing for a fee.”
On June 17, 2009, Nelnet announced it had been awarded a contract by the U.S. Department of Education (Department) to service federal student loans. Servicing volume will initially be allocated by the Department to servicers awarded a contract; however, performance factors such as customer satisfaction levels and default rates will determine volume allocations over time.
“We are excited by the opportunity to begin serving families and schools on behalf of the Department later in the third quarter,” said Dunlap. “Winning this contract allows us to leverage our existing infrastructure, brings stability, and adds significant revenue to the company.”
Fee-based Businesses
Total revenue from fee-based businesses for the second quarter of 2009 was $75.9 million compared with $66.0 million for the second quarter of 2008. Total revenue from fee-based businesses for the first six months of 2009 was $152.8 million compared with $139.9 million for the same period in 2008. In recent years, in order to reduce legislative risk, the company has expanded its products and services generated from businesses that are not dependent on the federal student loan program, including the company’s enrollment services, tuition payment plan, and campus commerce businesses. In the second quarter of 2009, revenue from these businesses increased $6.3 million, or 23 percent, compared with the same period in 2008.

Margin Analysis
For the second quarter of 2009, Nelnet reported net interest income including derivative settlements of $66.6 million compared with $77.8 million for the second quarter of 2008. Net interest income including derivative settlements for the first six months of 2009 was $119.5 million compared with $135.1 million for the first six months of 2008.
The company reported core student loan spread of 1.09 percent for the second quarter of 2009 compared with 1.11 percent for the same period of 2008 and 0.94 percent for the first quarter of 2009. The company’s core student loan spread for the second quarter of 2009 includes $37.1 million of fixed rate floor income, up from $9.9 million in the second quarter of 2008 and $30.3 million in the first quarter of 2009.
Operating Expenses
Operating expenses were $97.4 million in the second quarter of 2009 compared with $97.9 million for the second quarter of 2008 and $92.6 million in the first quarter of 2009. For the first six months of 2009, the company reported operating expenses of $189.9 million, down from $226.8 million for the same period a year ago. Excluding restructuring, impairment, and other charges, operating expenses decreased $7.6 million, or 9 percent, and $19.9 million, or 12 percent, for the three and six months ended June 30, 2009, compared to the same periods in 2008. This decrease was the result of the company’s continued focus on managing costs and gaining efficiencies.
Student Loan Assets
At June 30, 2009, net student loan assets were $25.6 billion, of which $1.7 billion were classified as held for sale. Loans held for sale are funded using the Department’s participation program and are expected to be sold to the Department during 2009. Approximately 90 percent of student loans held for investment are financed to term at rates that the company currently believes will generate cash flow in excess of $1.4 billion. In addition, Nelnet has liquidity for new loan originations through the Department’s loan participation and purchase programs, which will allow Nelnet to make loans to all eligible students through the 2009-2010 academic year.
Nelnet continues to improve its liquidity position by reducing the amount of student loans in its federal student loan warehouse facility from $1.6 billion at December 31, 2008, to its balance of $403.7 million at June 30, 2009. On August 3, 2009, the company obtained a new $500 million federal student loan warehouse facility with a maturity in August 2012. The company plans to refinance the remaining loans in the federal warehouse facility that expires in May 2010 with this new facility.
Non-GAAP Performance Measures
A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.
Nelnet will host a conference call to discuss this earnings release at 3:00 p.m. (Eastern) Wednesday, August 12, 2009. To access the call live, participants in the United States and Canada should dial 877.856.1965, and international callers should dial 719.325.4788 at least 15 minutes prior to the call. A live audio webcast of the call will also be available at www.nelnetinvestors.com under the Events & Webcasts menu. A replay of the conference call will be available through August 22, 2009. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 1394529. A replay of the audio webcast will also be available at www.nelnetinvestors.com.

This press release contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. Statements that are not historical facts, including statements about the company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, including changes resulting from new laws such as any new laws enacted to implement the Administration’s 2010 budget proposals as they relate to the Federal Family Education Loan Program (FFEL Program or FFELP), which may reduce the volume, average term, special allowance payments, and yields on student loans under the FFEL Program of the Department or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the company. The company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the company’s ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.
For more information see the company’s filings with the Securities and Exchange Commission. The company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this press release or unforeseen events. Although the company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Interest income:
Loan interest	$177,202	189,570	319,528	366,772	674,918
Amortization of loan premiums and deferred origination costs	(16,789)	(18,651)	(22,842)	(35,440)	(48,246)
Investment interest	2,776	4,091	9,116	6,867	20,796

Total interest income	163,189	175,010	305,802	338,199	647,468

Interest expense:
Interest on bonds and notes payable	106,082	146,502	232,464	252,584	557,605

Net interest income	57,107	28,508	73,338	85,615	89,863
Less provision for loan losses	8,000	7,500	6,000	15,500	11,000

Net interest income after provision for loan losses	49,107	21,008	67,338	70,115	78,863

Other income:
Loan and guaranty servicing revenue	28,803	26,471	23,821	55,274	48,482
Tuition payment processing and campus commerce revenue	11,848	15,538	10,270	27,386	24,117
Enrollment services revenue	28,747	28,771	26,068	57,518	53,290
Software services revenue	6,119	5,705	5,979	11,824	14,183
Other income	11,527	16,862	6,125	28,389	12,379
Gain (loss) on sale of loans	(196)	(206)	48	(402)	(47,426)
Derivative market value, foreign currency, and put option adjustments	(34,013)	(4,880)	15,755	(38,893)	(41,606)
Derivative settlements, net	9,535	24,358	4,437	33,893	45,200

Total other income	62,370	112,619	92,503	174,989	108,619

Operating expenses:
Salaries and benefits	40,180	38,226	43,549	78,406	97,392
Cost to provide enrollment services	18,092	17,793	14,755	35,885	30,158
Other expenses	33,299	30,398	33,057	63,697	67,254
Amortization of intangible assets	5,785	6,154	6,561	11,939	13,121
Impairment expense	—	—	—	—	18,834

Total operating expenses	97,356	92,571	97,922	189,927	226,759

Income (loss) before income taxes	14,121	41,056	61,919	55,177	(39,277)

Income tax (expense) benefit	(5,918)	(15,601)	(19,195)	(21,519)	12,176

Income (loss) from continuing operations	8,203	25,455	42,724	33,658	(27,101)

Income from discontinued operations, net of tax	—	—	981	—	981

Net income (loss)	$8,203	25,455	43,705	33,658	(26,120)

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.16	0.52	0.86	0.68	(0.55)
Income from discontinued operations, net of tax	—	—	0.02	—	0.02

Net income (loss)	$0.16	0.52	0.88	0.68	(0.53)

Weighted average shares outstanding	49,534,413	49,142,324	49,095,153	49,339,451	49,073,580

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	June 30,	December 31,	June 30,
	2009	2008	2008
	(unaudited)		(unaudited)
	(dollars in thousands)
Assets:
Student loans receivable, net	$23,889,571	25,413,008	25,993,307
Student loans receivable — held for sale	1,749,290	—	—
Cash and cash equivalents	366,827	189,847	138,454
Restricted cash and investments	1,123,607	1,158,257	1,036,856
Goodwill	175,178	175,178	175,178
Intangible assets, net	65,115	77,054	90,163
Other assets	740,954	841,553	997,967

Total assets	$28,110,542	27,854,897	28,431,925

Liabilities:
Bonds and notes payable	$27,169,573	26,787,959	27,530,237
Other liabilities	259,782	423,712	317,646

Total liabilities	27,429,355	27,211,671	27,847,883

Shareholders’ equity	681,187	643,226	584,042

Total liabilities and shareholders’ equity	$28,110,542	27,854,897	28,431,925

(code #: nnif)